Exhibit 1

NXP Semiconductors Reports First Quarter 2016 Results

Q1 2016
Revenue	$2,224 million
GAAP Gross margin	26.8%
GAAP Operating margin	-21.2%
GAAP Diluted earnings per share	($1.16)

Non-GAAP Gross margin	50.0%
Non-GAAP Operating margin	23.3%
Non-GAAP Diluted earnings per share	$1.14

Eindhoven, The Netherlands, April 26, 2016 – NXP Semiconductors N.V. (NASDAQ: NXPI) today reported financial results for the first quarter 2016, ended April 3, 2016, and provided guidance for the second quarter of 2016.

“NXP finished the first quarter of 2016 with strong performance and the merger of NXP and Freescale is proceeding smoothly. I am pleased that we achieved our objectives in the first 90 days, and we are on track to achieve our cost synergy targets as laid out at the time of the merger announcement. Our major accomplishments include the integration of our customer facing teams, clear alignment within our internal product development groups, and very positive progress on the integration of our operations and supply organizations. Customer response to the merger continues to be outstanding,” said Richard Clemmer, NXP Chief Executive Officer.

“Looking at our reported results for the first quarter of 2016, revenue was $2.22 billion, an increase of 52 percent year-on-year, and an increase of 38 percent versus the prior quarter. HPMS segment revenue was $1.9 billion, an increase of 73 percent year-on-year, and an increase of 46 percent from the prior quarter. Standard Product segment revenue was $274 million, a decrease of 15 percent year-on-year and an increase of one percent from the prior quarter. Our GAAP diluted net loss per share was ($1.16), primarily due to merger related accounting, and our non-GAAP diluted earnings per share of $1.14 was near the high end of our guidance, as a result of positive product mix and our driving early merger-related operational successes. During the quarter we repaid $200 million of debt and we returned cash to shareholders by taking advantage of what we believe was dislocation in the equity markets relative to our share price, by repurchasing $298 million or approximately 4.1 million shares of our stock.

“On a comparable basis, taking into account previous product line divestures, our year on year revenue trends reflect the semiconductor industry weakness that accelerated throughout the second half of 2015, and affected both NXP and Freescale. On a comparable basis, revenue was down approximately 11 percent year on year. We believe we have begun to see incremental positive trends in a number of our businesses, with comparable sequential revenue up approximately two percent into the first quarter. While we anticipate many of the headwinds experienced in the second half of 2015 should begin to generally subside in the coming quarters, the overall demand environment currently continues to be subdued.

“In summary, I am very pleased with the significant progress we have made. The integration of the two companies is on track to provide our customers with more complete leadership solutions, and achieve our stated goals. We are even more excited about the long-term potential of the new NXP. I continue to be extremely proud of all our employees, and want to thank them for their intense focus, unrelenting hard work and positive mindset. We are creating a company which is superbly positioned in our target markets,” said Clemmer.

Summary of Reported First Quarter 2016 Results ($ millions, except diluted EPS, unaudited)

	Q1 2016	Q4 2015	Q1 2015	Q - Q	Y - Y
Product Revenue	$2,185	$1,577	$1,427	38.6%	53.1%
Corporate & Other	$39	$29	$40	34.5%	-2.5%

Total Revenue	$2,224	$1,606	$1,467	38.48%	51.6%
GAAP Gross Profit	$597	$619	$704	-3.6%	-15.2%
Gross Profit Adjustments (1)	$(515)	$(187)	$(7)
Non-GAAP Gross Profit	$1,112	$806	$711	38.0%	56.4%
GAAP Gross Margin	26.8%	38.5%	48.0%
Non-GAAP Gross Margin	50.0%	50.2%	48.5%
GAAP Operating Income	$(471)	$1,013	$295	NM	NM
Operating Income Adjustments (1)	(990)	580	(90)
Non-GAAP Operating Income	$519	$433	$385	19.9%	34.8%
GAAP Operating Margin	-21.2%	63.1%	20.1%
Non-GAAP Operating Margin	23.3%	27.0%	26.2%
GAAP Net Income / (Loss)	$(398)	$972	$(107)	NM	NM
Net Income Adjustments (1)	(799)	631	(435)
Non-GAAP Net Income / (Loss)	$401	$341	$328	17.6%	22.3%
GAAP EPS	$(1.16)	$3.56	$(0.46)	NM	NM
EPS Adjustments (1)	$(2.30)	$2.31	$(1.81)
Non-GAAP EPS	$1.14	$1.25	$1.35	-8.8%	-15.6%

Please see “Non-GAAP Financial Measures” on page 3 of this release.

Additional Information for the First Quarter 2016:

•	On March 9, 2016 NXP redeemed an aggregate principal amount of $200 million of its $500 million outstanding 3.5 percent senior notes due 2016.

•	During the first quarter of 2016, NXP repurchased approximately 4.1 million shares for a total cost of approximately $298 million.

•	During the first quarter of 2016, SSMC, NXP’s consolidated joint-venture wafer fab with TSMC, reported first quarter 2016 operating income of $27 million, EBITDA of $42 million and a closing cash balance of $528 million.

•	During the first quarter of 2016, utilization in the combined NXP wafer-fabs averaged 90 percent.

Supplemental Information ($ millions, unaudited) (1, 2, 3, 4)

						Q1 2016		Q1 2016
	Q1 2016	Q4 2015		Q1 2015		Reported		Combined Adj. Revenue
	As	As	Combined	As	Combined
	Reported	Reported	Adj. Revenue	Reported	Adj. Revenue	Q-Q	Y-Y	Q - Q	Y-Y
Automotive	$805	$422	$740	$302	$795	91%	167%	9%	1%
Secure Identificantion Solutions (SIS)	$212	$225	$225	$222	$222	-6%	-5%	-6%	-5%
Secure Connected Devices (SCD)	$471	$379	$518	$289	$525	24%	63%	-9%	-10%
Secure Interface & Infrastructure (SI&I)	$423	$280	$375	$291	$564	51%	45%	13%	-25%

High Performance Mixed Signal (HPMS)	$1,911	$1,306	$1,858	$1,104	$2,106	46%	73%	3%	-9%
Standard Products (STDP)	$274	$271	$281	$323	$327	1%	-15%	-3%	-16%

Product Revenue	$2,185	$1,577	$2,139	$1,427	$2,433	39%	53%	2%	-10%
Corporate & Other	$39	$29	$36	$40	$57	34%	-3%	9%	-32%

Total Revenue	$2,224	$1,606	$2,175	$1,467	$2,490	38%	52%	2%	-11%

Note:

1.	As a result of the Freescale Semiconductor (“Freescale”) Merger, NXP has included previously reported Freescale product group revenue into its various existing High Performance Mixed Signal (HPMS) and Standard Products (STDP) segments. As of the fourth quarter 2015, the NXP HPMS business lines include the following (1) Automotive, which includes revenue from Freescale’s Automotive MCU and Analog & Sensor product groups; (2) Secure Connected Devices, which includes revenue from Freescale’s Microcontroller product group; and (3) Secure Interface & Infrastructure, previously known as Secure Interface & Power which includes revenue from Freescale’s Digital Networking and RF product groups. Additionally, certain portions of Freescale’s Analog & Sensor product group and Other revenue is apportioned to various NXP business lines consistent with NXPs prior product and revenue classification approach, this included product-functionality alignment as well as intellectual property (IP) sales and licensing revenue.
2.	The preceding table sets forth our unaudited combined adjusted quarterly financial information, including estimates of segment and relative business line allocations, for the three month periods ended April 3, 2015, December 31, 2015 in addition to the as reported information for the three month period ended April 3, 2016. This combined adjusted financial information has been derived from the audited consolidated financial statements of NXP for the years ended December 31, 2015 and the unaudited condensed consolidated financial statements of Freescale for the period ended April 3, 2015. In each case, we have excluded revenue generated in our RF Power business, which was divested in connection with the closing of the Freescale Merger on December 7, 2015, and our Bi-Polar business, which was divested on November 9, 2015 but have not otherwise made adjustments to the historical figures. In addition, the following information does not give effect to the financial impact on our statement of operations for any other acquisitions or divestitures made by NXP or Freescale during the periods presented.

The unaudited combined adjusted financial information and segment allocation in the preceding table represent NXP management’s current estimate of the combined financial information based on historical financial information of NXP and Freescale. This unaudited combined adjusted financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s results of operations actually would have been had the Freescale Merger been completed as of the dates indicated. In addition, the unaudited combined adjusted financial information does not purport to project the future financial position or results of operations of the combined company and do not reflect synergies that might be achieved from the combined operations.

The unaudited combined adjusted financial information in the preceding table has not been prepared in accordance with the requirements of Regulation S-X of the U.S. Securities Act or US GAAP. Neither the assumptions underlying the adjustments nor the resulting adjusted financial information have been audited or reviewed in accordance with any generally accepted auditing standards. The information presented should be read in conjunction with the historical consolidated financial statements of NXP and Freescale, which are filed with the SEC.

3.	Combined adjusted revenue is the combined consolidated revenue of NXP and Freescale for each of the quarterly periods presented. The information excludes the divestment of previously announced business and the creation of joint-ventures. The unaudited adjusted financial information has been prepared for comparative purposes only and does not purport to be indicative of the revenue performance that would have been achieved had the acquisition taken place at the beginning of the periods shown. In addition, this information is not intended to be a projection of future results from the combined operations.
4.	Combined adjusted product revenue is the combination of revenue from the High Performance Mixed Signal (HPMS) and Standard Products (STDP) segments. Percent of quarterly total amounts may not add to 100 percent due to rounding

Guidance for the Second Quarter 2016: ($ millions) (1)

	Low	Mid	High
Product Revenue	$2,247	$2,297	$2,347
Q-Q	3%	5%	7%
Other Revenue	$48	$48	$48

Total Revenue	$2,295	$2,345	$2,395
Q-Q	3%	5%	8%
Non-GAAP Gross Profit	$1,137	$1,172	$1,209
Non-GAAP Gross Margin	49.5%	50.0%	50.5%
Non-GAAP Operating Income	$573	$592	$614
Non-GAAP Operating Margin	25.0%	25.3%	25.6%
Interest Expense	$(88)	$(88)	$(88)
Cash Taxes	$(17)	$(18)	$(19)
Non-controlling Interest	$(13)	$(14)	$(15)

Non-GAAP Net Income	$455	$472	$492
Ave. Diluted Shares	351	351	351
Non - GAAP EPS	$1.30	$1.35	$1.40

Note (1): NXP has based the guidance included in this release on judgments and estimates that management believes are reasonable given its assessment of historical trends and other information reasonably available as of the date of this release. Please note:

•	The guidance included in this release consists of predictions only, and is subject to a wide range of known and unknown risks and uncertainties, many of which are beyond NXP’s control. The guidance included in this release should not be regarded as representations by NXP that the estimated results will be achieved. Actual results may vary materially from the guidance we provide today. In relation to the use of non-GAAP financial information see the note regarding “Use of Non-GAAP Financial Information” elsewhere in this release. For the factors, risks and uncertainties to which judgments, estimates and forward-looking statements generally are subject see the note regarding “Forward-looking Statements.”

•	We undertake no obligation to publicly update or revise any forward-looking statements, including the guidance set forth herein, to reflect future events or circumstances. Considering the uncertain magnitude and variability of the foreign exchange consequences upon “PPA effects”, “restructuring costs”, “other incidental items” and any interest expense or taxes in future periods, management believes that GAAP financial measures are not available for NXP without unreasonable efforts on a forward-looking basis.

Non-GAAP Financial Measures

In addition to providing financial information on a basis consistent with U.S. generally accepted accounting principles (“GAAP”), NXP also provides the following selected financial measures on a non-GAAP basis: (i) Gross profit, (ii) Gross margin, (iii) Research and development, (iv) Selling, general and administrative, (v) Other income, (vi) Operating income (loss), (vii) Operating margin, (viii) Financial Income (expense), (ix) Cash tax expense, (x) Results relating to equity-accounted investees, (xi) Net income (loss), (xii) Net income (loss) attributable to stockholders, (xiii) Weighted average shares –diluted, (xiv) Diluted net income (loss) attributable to stockholders per share, (xv) EBITDA, adjusted EBITDA and trailing 12 month adjusted EBITDA, and (xvi) non-GAAP free cash flow. The non-GAAP information excludes the amortization of acquisition related intangible assets, the purchase accounting effect on inventory and property, plant and equipment, merger related costs (including integration costs), certain items related to divestitures, share-based compensation expense, restructuring and asset impairment charges, process and product transfer costs, non-cash interest expense on convertible notes, extinguishment of debt, changes in the fair value of the warrant liability prior to January 1, 2016, foreign exchange gains and losses and the non-cash impact on income tax expense.

Management does not believe that these items are reflective of the Company’s underlying performance. The presentation of these and other similar items in NXP’s non-GAAP financial results should not be interpreted as implying that these items are non-recurring, infrequent or unusual. NXP believes this non-GAAP financial information provides additional insight into the Company’s on-going performance and has therefore chosen to provide this information to investors for a more consistent basis of comparison and to help them evaluate the results of the Company’s on-going operations and enable more meaningful period to period comparisons. These non-GAAP measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Reconciliations of these non-GAAP measures to the most comparable measures calculated in accordance with GAAP are provided in the financial statements portion of this release in a schedule entitled “Financial Reconciliation of GAAP to non-GAAP Results (unaudited).” Please refer to the NXP Historic Financial Model file found on the Financial Information page of the Investor Relations section of our website at www.nxp.com/investor for additional information relative to our Non-GAAP Financial Measures.

Conference Call and Webcast Information

NXP will host a conference call on April 26, 2016 at 8:00 a.m. U.S. Eastern Time (2:00 p.m. Central European Time) to discuss its first quarter 2016 results and provide an outlook for the second quarter of 2016.

Interested parties may join the conference call by dialing 1 – 888 – 603 – 7644 (within the U.S.) or 1 – 484 – 747 - 6631 (outside of the U.S.). The participant pass-code is 86628130. To listen to a webcast of the event, please visit the Investor Relations section of the NXP website at www.nxp.com/investor. The webcast will be recorded and available for replay shortly after the call concludes.

About NXP Semiconductors

NXP Semiconductors N.V. (NASDAQ: NXPI) enables secure connections and infrastructure for a smarter world, advancing solutions that make lives easier, better and safer. As the world leader in secure connectivity solutions for embedded applications, NXP is driving innovation in the secure connected vehicle, end-to-end security & privacy and smart connected solutions markets. Built on more than 60 years of combined experience and expertise, the company has 45,000 employees in more than 35 countries and posted revenue of $6.1 billion in 2015. Find out more at www.nxp.com.

Forward-looking Statements

This document includes forward-looking statements which include statements regarding NXP’s business strategy, financial condition, results of operations, and market data, as well as any other statements which are not historical facts. By their nature, forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include the following: market demand and semiconductor industry conditions; the ability to successfully introduce new technologies and products; the end-market demand for the goods into which NXP’s products are incorporated; the ability to generate sufficient cash, raise sufficient capital or refinance corporate debt at or before maturity; the ability to meet the combination of corporate debt service, research and development and capital investment requirements; the ability to accurately estimate demand and match manufacturing production capacity accordingly or obtain supplies from third-party producers; the access to production capacity from third-party outsourcing partners; any events that might affect third-party business partners or NXP’s relationship with them; the ability to secure adequate and timely supply of equipment and materials from suppliers; the ability to avoid operational problems and product defects and, if such issues were to arise, to correct them quickly; the ability to form strategic partnerships and joint ventures and to successfully cooperate with alliance partners; the ability to win competitive bid selection processes to develop products for use in customers’ equipment and products; the ability to successfully establish a brand identity; the ability to successfully hire and retain key management and senior product architects; and, the ability to maintain good relationships with our suppliers. In addition, this document contains information concerning the semiconductor industry and NXP’s business segments generally, which is forward-looking in nature and is based on a variety of assumptions regarding the ways in which the semiconductor industry, NXP’s market segments and product areas may develop. NXP has based these assumptions on information currently available, if any one or more of these assumptions turn out to be incorrect, actual market results may differ from those predicted. While NXP does not know what impact any such differences may have on its business, if there are such differences, its future results of operations and its financial condition could be materially adversely affected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made. Except for any ongoing obligation to disclose material information as required by the United States federal securities laws, NXP does not have any intention or obligation to publicly update or revise any forward-looking statements after we distribute this document, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in our SEC filings. Copies of our SEC filings are available on our Investor Relations website, www.nxp.com/investor or from the SEC website, www.sec.gov.

For further information, please contact:

Investors:	Media:
Jeff Palmer	Jacey Zuniga
jeff.palmer@nxp.com	jacey.zuniga@nxp.com
+1 408 518 5411	+1 512 895 7398

NXP Semiconductors

Table 1: Condensed consolidated statement of operations (unaudited)

($ in millions except share data)	Three Months Ended
	April 3, 2016	Dec. 31, 2015	April 5, 2015
Revenue	$2,224	$1,606	$1,467
Cost of revenue	(1,627)	(987)	(763)

Gross profit	597	619	704
Research and development	(403)	(318)	(199)
Selling, general and administrative	(296)	(413)	(180)
Amortization of acquisition-related intangible assets	(367)	(133)	(30)

Total operating expenses	(1,066)	(864)	(409)
Other income (expense)	(2)	1,258	—

Operating income (loss)	(471)	1,013	295
Financial income (expense):	(116)	(174)	(373)

Income (loss) before taxes	(587)	839	(78)
Benefit (provision) for income taxes	199	148	(15)
Results relating to equity-accounted investees	1	2	3

Net income (loss)	(387)	989	(90)
Less: Net income (loss) attributable to non-controlling interests	11	17	17

Net income (loss) attributable to stockholders	(398)	972	(107)
Earnings per share data:
Net income (loss) per common share attributable to stockholders in $:
Basic	$(1.16)	$3.70	$(0.46)
Diluted	$(1.16)	$3.56	$(0.46)

Weighted average number of shares of common stock outstanding during the period (in thousands):
Basic	341,830	262,766	233,116
Diluted	341,830	272,785	233,116

NXP Semiconductors

Table 2: Condensed consolidated balance sheet (unaudited)

($ in millions)	As of
	April 3, 2016	Dec. 31, 2015	April 5, 2015
Current assets:
Cash and cash equivalents	$1,488	$1,614	$1,355
Accounts receivable, net	1,054	1,047	539
Assets held for sale	8	15	59
Inventories, net	1,452	1,879	772
Other current assets	243	257	169

Total current assets	4,245	4,812	2,894

Non-current assets:
Other non-current assets	595	602	552
Property, plant and equipment, net	2,848	2,922	1,107
Identified intangible assets, net	8,446	8,790	558
Goodwill	9,239	9,228	1,954

Total non-current assets	21,128	21,542	4,171

Total assets	25,373	26,354	7,065

Current liabilities:
Accounts payable	948	1,014	755
Liabilities held for sale	—	—	6
Restructuring liabilities-current	193	197	29
Accrued liabilities	821	781	503
Short-term debt	736	556	32

Total current liabilities	2,698	2,548	1,325

Non-current liabilities:
Long-term debt	8,270	8,656	4,012
Restructuring liabilities	31	43	4
Deferred tax liabilities	2,044	2,293	78
Other non-current liabilities	839	1,011	911

Total non-current liabilities	11,184	12,003	5,005

Non-controlling interests	299	288	280
Stockholders’ equity	11,192	11,515	455

Total equity	11,491	11,803	735
Total liabilities and equity	25,373	26,354	7,065

NXP Semiconductors

Table 3: Condensed consolidated statement of cash flows (unaudited)

($ in millions)	Three Months Ended
	April 3, 2016	Dec. 31, 2015	April 5, 2015
Cash Flows from operating activities
Net income (loss)	$(387)	$989	$(90)
Adjustments to reconcile net income (loss):
Depreciation and amortization	529	230	95
Stock-based compensation	99	111	35
Excess tax benefits from share-based compensation plans	(3)	—	—
Change in fair value of warrant liability	—	1	115
Amortization of discount on debt	8	11	10
Amortization of debt issuance costs	5	11	—
Net (gain) loss on sale of assets	—	(1,258)	—
Results relating to equity accounted investees	(1)	(2)	(3)
Changes in deferred taxes	(221)	(174)	5
Changes in operating assets and liabilities:
(Increase) decrease in receivables and other current assets	—	71	(64)
(Increase) decrease in inventories	441	154	(53)
Increase (decrease) in accounts payable and accrued liabilities	(47)	95	110
Decrease (Increase) in other non-current assets	4	9	10
Exchange differences	10	31	208
Other items	(23)	(8)	(10)

Net cash provided by (used for) operating activities	414	271	368

Cash flows from investing activities:
Purchase of identified intangible assets	(18)	(5)	(2)
Capital expenditures on property, plant and equipment	(88)	(92)	(80)
Proceeds from disposals of property, plant and equipment	—	1	—
Purchase of interests in businesses, net of cash acquired	(2)	(1,587)	(103)
Proceeds from sale of interests in businesses	—	1,604	—
Proceeds from return of equity investment	—	—	1
Other	2	2	1

Net cash provided by (used for) investing activities	(106)	(77)	(183)

Cash flows from financing activities:
Net (repayments) borrowings of short-term debt	(5)	(1)	(1)
Repurchase of long-term debt	(204)	(3,586)	—
Principal payments on long-term debt	(14)	(8)	(10)
Proceeds from the issuance of long-term debt	—	2,680	—
Cash paid for debt issuance costs	—	(22)	—
Cash proceeds from exercise of stock options	45	18	16
Purchase of treasury shares	(266)	(151)	(4)
Excess tax benefits from share-based compensation plans	3	—	—

Net cash provided by (used for) financing activities	(441)	(1,070)	1

Effect of changes in exchange rates on cash positions	7	(2)	(16)

Increase (decrease) in cash and cash equivalents	(126)	(878)	170
Cash and cash equivalents at beginning of period	1,614	2,492	1,185

Cash and cash equivalents at end of period	1,488	1,614	1,355

NXP Semiconductors

Table 4: Reconciliation of GAAP to non-GAAP Segment Results (unaudited)

($ in millions)	Three Months Ended
	April 3, 2016		Dec. 31, 2015		April 5, 2015
High Performance Mixed Signal (HPMS)	1,911		1,306		1,104
Standard Products	274		271		323

Product Revenue	2,185		1,577		1,427
Corporate and Other	39		29		40

Total Revenue	$2,224		$1,606		$1,467

HPMS Revenue	$1,911		$1,306		$1,104
Percent of Total Revenue	85.9%		81.3%		75.3%
HPMS segment GAAP gross profit	510		534		597
PPA effects	(493	)1)	(164	)1)	—
Restructuring	(3)		(8)		(1)
Stock based compensation	(13)		(6)		(1)
Other incidentals	—		(1)		—

HPMS segment non-GAAP gross profit	$1,019		$713		$599

HPMS segment GAAP gross margin	26.7%		40.9%		54.1%
HPMS segment non-GAAP gross margin	53.3%		54.6%		54.3%
HPMS segment GAAP operating profit	(486)		995		266
PPA effects	(847	)1)	(283	)1)	(14)
Restructuring	(14)		(195	)2)	(11)
Stock based compensation	(92)		(99	)2)	(28)
Other incidentals	—		1,191	3)	—

HPMS segment non-GAAP operating profit	$467		$381		$319

HPMS segment GAAP operating margin	-25.4%		76.2%		24.1%
HPMS segment non-GAAP operating margin	24.4%		29.2%		28.9%
Standard Products Revenue	$274		$271		$323
Percent of Total Revenue	12.3%		16.9%		22.0%
Standard Products segment GAAP gross profit	87		90		110
PPA effects	(1)		(1)		(1)
Restructuring	—		(4)		—
Stock based compensation	(1)		(1)		(1)
Other incidentals	—		(1)		(1)

Standard Products segment non-GAAP gross profit	$89		$97		$113

Standard Products segment GAAP gross margin	31.8%		33.2%		34.1%
Standard Products segment non-GAAP gross margin	32.5%		35.8%		35.0%
Standard Products segment GAAP operating profit	39		103		52
PPA effects	(12)		(12)		(14)
Restructuring	(1)		(4)		—
Stock based compensation	(7)		(11)		(7)
Other incidentals	—		66	3)	(1)

Standard Products segment non-GAAP operating profit	$59		$64		$74

Standard Products segment GAAP operating margin	14.2%		38.0%		16.1%
Standard Products segment non-GAAP operating margin	21.5%		23.6%		22.9%
Corporate and Other Revenue	$39		$29		$40
Percent of Total Revenue	1.8%		1.8%		2.7%
Corporate and Other segment GAAP gross profit	—		(5)		(3)
PPA effects	(2)		(2)		(2)
Restructuring	(1)		(1)		—
Stock based compensation	(1)		—		—
Other incidentals	—		2		—

Corporate and Other segment non-GAAP gross profit	$4		$(4)		$(1)

Corporate and Other segment GAAP gross margin	0.0%		-17.2%		-7.5%
Corporate and Other segment non-GAAP gross margin	10.3%		-13.8%		-2.5%
Corporate and Other segment GAAP operating profit	(24)		(85)		(23)
PPA effects	(5)		(5)		(5)
Restructuring	(5)		(40	)2)	(1)
Stock based compensation	—		(1)		—
Merger-related costs	(5)		(27)		(8)
Other incidentals	(2)		—		(1)

Corporate and Other segment non-GAAP operating profit	$(7)		$(12)		$(8)

Corporate and Other segment GAAP operating margin	-61.5%		-293.1%		-57.5%
Corporate and Other segment non-GAAP operating margin	-17.9%		-41.4%		-20.0%

1)	Includes Purchase Accounting effect on inventory that was fully amortized as of April 3, 2016.
2)	Includes severance, contract termination costs and accelerated vesting charges related to the acquisition of Freescale.
3)	Includes the recognition of the gain on the sale of the RF Power and Bipolar businesses.

NXP Semiconductors

Table 5: Financial Reconciliation of GAAP to non-GAAP Results (unaudited)

($ in millions except share data)	Three Months Ended
	April 3, 2016		Dec. 31, 2015		April 5, 2015
Revenue	$2,224		$1,606		$1,467
GAAP Gross profit	$597		$619		$704
PPA effects	(496	)1)	(167	)1)	(3)
Restructuring	(4)		(13	)2)	(1)
Stock Based Compensation	(15)		(7	)2)	(2)
Other incidentals	—		—		(1)

Non-GAAP Gross profit	$1,112		$806		$711

GAAP Gross margin	26.8%		38.5%		48.0%
Non-GAAP Gross margin	50.0%		50.2%		48.5%
GAAP Research and development	$(403)		$(318)		$(199)
Restructuring	(11)		(79	)2)	(8)
Stock based compensation	(32)		(21	)2)	(8)
Other incidentals	—		1		—

Non-GAAP Research and development	$(360)		$(219)		$(183)

GAAP Selling, general and administrative	$(296)		$(413)		$(180)
PPA effects	$(1)		$—		$—
Restructuring	(5)		(147	)2)	(3)
Stock based compensation	(52)		(83	)2)	(25)
Merger-related costs	(5)		(27)		(8)
Other incidentals	—		(1)		(1)

Non-GAAP Selling, general and administrative	$(233)		$(155)		$(143)

GAAP amortization of acquisition-related intangible assets	$(367)		$(133)		$(30)
PPA effects	(367)		(133)		(30)

Non-GAAP amortization of acquisition-related intangible assets	$—		$—		$—

GAAP Other income (expense)	$(2)		$1,258		$—
PPA effects	—		—		—
Other incidentals	(2)		1,257	3)	—

Non-GAAP Other income (expense)	$—		$1		$—

GAAP Operating income (loss)	$(471)		$1,013		$295
PPA effects	(864	)1)	(300	)1)	(33)
Restructuring	(20)		(239	)2)	(12)
Stock based compensation	(99)		(111	)2)	(35)
Merger-related costs	(5)		(27)		(8)
Other incidentals	(2)		1,257	3)	(2)

Non-GAAP Operating income (loss)	$519		$433		$385

GAAP Operating margin	-21.2%		63.1%		20.1%
Non-GAAP Operating margin	23.3%		27.0%		26.2%
GAAP Financial income (expense)	$(116)		$(174)		$(373)
PPA effects	$3		$—		$—
Non-cash interest expense on convertible notes	(10)		(10)		(10)
Foreign exchange gain (loss) on debt	(9)		(31)		(208)
Changes in fair value of warrant liability	—		(1)		(115)
Other financial expense	(7)		(76)		(4)

Non-GAAP Financial income (expense)	$(93)		$(56)		$(36)

GAAP Income tax benefit (provision)	$199		$148		$(15)
Other adjustments	213		167		(11)

Non-GAAP Cash tax (expense)	$(14)		$(19)		$(4)

GAAP Results relating to equity-accounted investees	$1		$2		$3
Other adjustments	1		2		3

Non-GAAP Results relating to equity-accounted investees	$—		$—		$—

GAAP Net income (loss)	$(387)		$989		$(90)
PPA effects	(861	)1)	(300	)1)	(33)
Restructuring	(20)		(239	)2)	(12)
Stock based compensation	(99)		(111	)2)	(35)
Merger-related costs	(5)		(27)		(8)
Other incidentals	(2)		1,257	3)	(2)
Other adjustments	188	4)	51		(345)

Non-GAAP Net income (loss)	$412		$358		$345

GAAP Net income (loss) attributable to stockholders	$(398)		$972		$(107)
PPA effects	(861	)1)	(300	)1)	(33)
Restructuring	(20)		(239	)2)	(12)
Stock based compensation	(99)		(111	)2)	(35)
Merger-related costs	(5)		(27)		(8)
Other incidentals	(2)		1,257	3)	(2)
Other adjustments	188	4)	51		(345)

Non-GAAP Net income (loss) attributable to stockholders	$401		$341		$328

GAAP Weighted average shares - diluted	341,830		272,785		233,116
Non-GAAP Adjustment	9,207		—		10,210

Non-GAAP Weighted average shares - diluted	351,037		272,785		243,326

GAAP Diluted net income (loss) attributable to stockholders per share	$(1.16)		$3.56		$(0.46)
Non-GAAP Diluted net income (loss) attributable to stockholders per share	$1.14		$1.25		$1.35

1)	Includes Purchase Accounting effect on inventory that was fully amortized as of April 3, 2016.
2)	Includes severance, contract termination costs and accelerated vesting charges related to the acquisition of Freescale.
3)	Includes the recognition of the gain on the sale of the RF Power and Bipolar businesses.
4)	Includes: During 1Q16: Non-cash interest expense on convertible Notes: ($10) million; Foreign exchange losses: ($9) million; Other financial expense: ($7) million; Results relating to equity-accounted investees: $1 million; and the difference between book and cash income taxes: $213 million.

NXP Semiconductors

Table 6: Adjusted EBITDA and Free Cash Flow (unaudited)

($ in millions)	Three Months Ended
	April 3, 2016	Dec. 31, 2015	April 5, 2015
Net Income (loss)	$(387)	$989	$(90)

Reconciling items to EBITDA
Financial (income) expense	116	174	373
(Benefit) provision for income taxes	(199)	(148)	15
Depreciation	149	89	58
Amortization	380	141	37

EBITDA	$59	$1,245	$393

Reconciling items to adjusted EBITDA
Results of equity-accounted investees	(1)	(2)	(3)
Purchase accounting effect on inventory	448	149	—
Restructuring 1)	20	239	12
Stock based compensation	99	111	35
Merger-related costs	5	27	8
Other incidental items 1)	2	(1,254)	2

Adjusted EBITDA	$632	$515	$447

Trailing twelve month adjusted EBITDA	$2,143	$1,958	$1,740
1) Excluding depreciation property, plant and equipment and amortization of software related to:
Other incidental items	—	(3)	—

($ in millions)	Three Months Ended
	April 3, 2016	Dec. 31, 2015	April 5, 2015
Net cash provided by (used for) operating activities	$414	$271	$368

Net capital expenditures on property, plant and equipment	(88)	(91)	(80)

Non-GAAP free cash flow	$326	$180	$288
Non-GAAP free cash flow as a percent of Revenue	15%	11%	20%